EXHIBIT 99.1

March 20, 2017

Dear PixarBio Shareholder:

We are pleased to provide you with the following updates on our business developments and regulatory matters:

Q1 2017 has been a productive quarter for PixarBio in achieving our objective of commencing human studies in 2018 with FDA approval expected in late 2018 or early 2019. After 2+ years of working with partners we selected our cGMP manufacturing partner, reduced PixarBio forecasted budget through 2019 by over $20,000,000 and stayed on target with respect to our 14-day post-surgical pain treatment.

Update on Business Developments

•	Primary focus is FDA approval of 14-day NeuroRelease post-surgical pain product which is on schedule for human studies in 2018.
•	We outsourced manufacturing to save $18M on Plant, Property, and equipment.
•	Consolidated our teams to integrate our new outsourced skillsets with internal team saving $7M, in personnel costs.
•	New budget to FDA approval is approximately $20,000,000.
•	We will conduct human studies for a large nerve block (TKA-knee) and small nerve block (shoulder) setting.
•	Human studies start dates will be staggered by one month so they complete a month apart.
•	We anticipate clinical studies will be performed at the Hospital for Special Surgery (NYC), Andrews Institute- Gulf Breeze, OrthoCarolina (NC), Rush-Chicago, and Mayo Clinic (MN).
•	These centers average over 2,000 surgeries per week in the aggregate.
•	We estimate the costs to conduct the initial clinical studies for the 14-Day NeuroRelease product to be $9.2 million for large nerve and small nerve block approval.
•	PixarBio will change our name to Reynolds Therapeutics in Q2 2017, to reflect the patent ownership and licensure of our patent portfolio from Frank Reynolds including two non-opiate pain platforms, two epilepsy platforms, and two Neuroscaffold patent platforms.

FDA Approval Pathway is 505(b)(2)

•	Decades of clinical safety and efficacy literature of both carbamazepine and PLGA, permit PixarBio to utilize Section 505(b)(2) combining the Phase I and Phase II clinical program.
•	PixarBio has requested a Type C meeting with the FDA in Q2 2017 to discuss expedited review.
•	We expect expedited review discussions to take place in April 2017. It is anticipated that the Clinical Studies from this development program will support a US FDA approval in early 2019.
•	The two Phase I/II studies (knee; shoulder) will consist of approximately 160 patients per study. The two Phase III studies (knee; shoulder) will consist of 100 subjects per study.
•	Unlike competitors, PixarBio clinical study control arm will be bupivacaine, the standard of care for post-surgical pain.
•	Approximately 520 patients will be sufficient to support a US FDA approval of the NeuroRelease 14-Day product as a nerve block for small nerve and large nerve blocks under the Federal Food, Drug, and Cosmetic Act, provisions 505(b)(2). This will allow us to market the NeuroRelease 14-Day product for large and small nerve blocks around the entire body.

PixarBio Corporation • 200 Boston Avenue, Suite 1875 • Medford, MA 02155

617-401-0050 • info@pixarbio.com • www.pixarbio.com

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In conclusion, we expect the FDA to approve expedited review for NeuroRelease 14-day non-opiate post-surgical pain treatment. We have the FDA’s fastest approval process in 505(b)(2) and we expect to start human studies in 2018, with FDA approval expected in late 2018 or early 2019.

Update Regarding the Trading of PXRB and SEC Investigation

The Securities and Exchange Commission (“SEC”) announced on January 23, 2017 the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934, of trading of PixarBio’s securities from January 23, 2017 to February 3, 2017 at 11:59 PM (the “Suspension Period”). The Suspension Period has expired and no further suspensions or extension of such suspension has been issued. PixarBio is optimistic - - but cannot predict - - that the temporary suspension will not be reinstated.

On January 23, 2017, PixarBio and Frank Reynolds each received a subpoena from the Division of Enforcement at the SEC. Additional subpoenas have been received by other individuals. The SEC indicated it was conducting an investigation requiring the production of documents and information. PixarBio will continue to produce and supply documents and cooperate fully with the SEC regarding the subpoena and any potential future inquiries and is committed to resolving all issues in connection with the investigation. PixarBio is optimistic that the investigation will be resolved successfully but cannot predict the outcome of the investigation. We note that it is possible that an unfavorable outcome could have a material adverse effect on our financial position, liquidity and results of operations. We will keep you apprised of any further developments.

Sincerely,

Frank Reynolds, CEO

PixarBio Corporation

Forward-Looking Statements

Certain statements in this letter are forward-looking statements. These statements relate to future events or PixarBio’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of PixarBio or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. PixarBio has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While PixarBio believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the PixarBio’s control. Risks and other important factors, including those discussed in PixarBio’s filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this letter are made only as of the date hereof, and unless otherwise required by applicable securities laws, PixarBio disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PixarBio Corporation • 200 Boston Avenue, Suite 1875 • Medford, MA 02155

617-401-0050 • info@pixarbio.com • www.pixarbio.com

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